Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President,	Senior Manager,
Finance and Administration,	Corporate Development and
Chief Financial Officer	Investor Relations
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.Mroz-Bremner@Integra-LS.com
Integra LifeSciences Reports 2007 Financial Results and Appointment of Chief Financial Officer
Revenues for the Fourth Quarter Increase 26% to $157.6 Million
First Quarter Revenues Expected Above Consensus
Plainsboro, New Jersey, May 17, 2008 — Integra LifeSciences Holdings Corporation (NASDAQGS: IART) today reported its financial results for the fourth quarter and full year ending December 31, 2007 and announced the appointment of John B. Henneman, III as permanent Chief Financial Officer.
Total revenues in the fourth quarter of 2007 were $157.6 million, reflecting an increase of $32.3 million, or 26%, over the fourth quarter of 2006. Revenues from products acquired since the beginning of the fourth quarter of 2006 were $18.1 million for the fourth quarter of 2007. There were no revenues from such acquired products in the fourth quarter of 2006 because the Company did not close any acquisitions during that period.
The Company expects first quarter 2008 revenues to be in excess of the street consensus and at or above the upper end of its previously reported guidance range.
The Company reported GAAP net income of $5.4 million, or $0.19 per diluted share, for the fourth quarter of 2007, compared to GAAP net income of $10.1 million, or $0.34 per diluted share, for the fourth quarter of 2006. GAAP net income in the fourth quarter of 2007 was adversely affected by a $4.6 million in-process research and development charge recorded in connection with the IsoTis acquisition and higher income taxes. GAAP net income in the fourth quarter of 2006 was adversely affected by a $0.3 million in-process research and development charge.
In addition to GAAP results, Integra reports adjusted net income and adjusted earnings per diluted share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP earnings per diluted share to adjusted earnings per diluted share for the quarters and full years ended December 31, 2007 and 2006 appear in the financial statements attached to this release. Integra’s adjusted net income and adjusted earnings per diluted share for these periods are not adjusted for share-based compensation expense associated with FAS 123R.
Adjusted net income for the fourth quarter of 2007, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $15.6 million, or $0.54 per diluted share. In the fourth quarter of 2006 adjusted net income, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $12.5 million, or $0.42 per diluted share.

“Integra posted strong revenue and earnings results. Our business was very strong in the fourth quarter of 2007. We are pleased with the underlying strength of our business and its continued ability to generate double-digit revenue growth,” said Stuart Essig, Integra’s President and Chief Executive Officer. “Additionally, I am delighted that Jack Henneman has agreed to take on the Chief Financial Officer role on a permanent basis. Jack has done an excellent job during his time as acting Chief Financial Officer in reducing the turnover and recruiting an experienced accounting and finance team. We are impressed by his continued efforts to develop a finance organization that can scale along with the rest of our business.”
Operating income for the fourth quarter of 2007 was $15.6 million, including the impact of the $4.6 million in-process research and development charge recorded in connection with the IsoTis acquisition. Integra generated approximately $14.6 million in cash flows from operations in the quarter.
Total revenues for the year ended December 31, 2007 were $550.5 million, reflecting an increase of $131.2 million, or 31%, over 2006. The Company reported GAAP net income of $33.5 million, or $1.13 per diluted share, for the full year 2007, compared to GAAP net income of $29.4 million, or $0.97 per diluted share in 2006. GAAP net income in both 2007 and 2006 was adversely affected by in-process research and development charges of $4.6 million and $5.9 million, respectively. Adjusted net income for the full year 2007, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $47.1 million, or $1.59 per diluted share. Adjusted net income for the full year 2006, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $42.9 million, or $1.38 per diluted share.
Integra presents its revenues in two categories: a) Medical Surgical Equipment and b) Neurosurgical and Orthopedic Implants.
The Company’s revenues for the periods were as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues: ($ in thousands)
Medical Surgical Equipment and other	$95,745	$78,144	$342,923	$252,865
Neurosurgical and Orthopedic Implants	$61,900	$47,250	$207,536	$166,432

Total Revenues	$157,645	$125,394	$550,459	$419,297
In the Medical Surgical Equipment category, ultrasonic surgical systems, intracranial monitoring, and hand-held surgical instrument product lines led internally generated growth. Sales of product lines acquired after the beginning of the fourth quarter of 2006 contributed $11.0 million of equipment product revenues during the fourth quarter of 2007. There were no such acquired revenues in the fourth quarter of 2006.
In the Neurosurgical and Orthopedic Implants category, internal growth continues to be strong. Sales of dermal repair products, the DuraGen® family of products, collagen-based bone growth products, and extremity reconstruction implants led revenues growth. Sales of product lines acquired after the beginning of the fourth quarter of 2006, which consists of the products acquired in the IsoTis transaction, contributed $7.1 million of implant product revenues during the fourth quarter of 2007. There were no such acquired revenues in the fourth quarter of 2006.
Gross margin on total revenues in the fourth quarter of 2007 was 60.4%. “We are pleased to report the third straight quarter of year-over-year gross margin percentage increases,” said Jack Henneman, Integra’s Executive Vice President, Finance and Administration and Chief Financial Officer. “In the absence of acquisitions, we expect that the faster growth of our higher margin implant products will work to increase our consolidated gross margins.”

Cost of goods sold in the fourth quarter of each of 2007 and 2006 included charges for inventory fair value purchase accounting from acquisitions of $2.0 million and $0.6 million, respectively. Cost of goods also included $0.6 million of charges for several discontinued products and $0.1 million net of other restructuring charges in the fourth quarter of 2007 and $0.2 million in the fourth quarter of 2006 for employee termination and related costs associated with European restructuring. These charges reduced the gross margin for the fourth quarter of each of 2007 and 2006 by nearly 2 percentage points and 0.6 percentage points respectively. Integra continues to anticipate gross margins to average between 62% and 63% of revenues for 2008.
Research and development expense was $11.8 million in the fourth quarter of 2007 as compared to $5.2 million in the same period in 2006. Research and development expense in the fourth quarters of each of 2007 and 2006 included $4.6 million and $0.3 million, respectively, of acquired in-process research and development charges. In 2007, Integra increased spending on its regenerative product development programs, including the adhesion barrier clinical trial and DuraGen XS™ Dural Regeneration Matrix. We continue to target research and development expenditures at 5.0% of revenues in 2008.
Selling, general and administrative expense increased to $64.9 million in the fourth quarter of 2007, or 41% of revenues, compared to $45.9 million, or 37% of revenues, in the fourth quarter of 2006. Selling, general and administrative expenses in the fourth quarter of 2007 included $1.4 million of incremental professional fees arising from the delayed closing of the 2007 fiscal year. Substantial increases in the size of the Company’s selling organizations, particularly for spine and extremity reconstruction, and higher expenses for corporate staff and consulting accounted for most of the increase in selling, general and administrative expense in 2007 over the prior year. Selling, general and administrative expenses as a percentage of revenues is expected to be higher in the first half of 2008 and decrease throughout the year, as the Company continues the integration of IsoTis, moves past the significant legal, banking and consulting fees related to the delayed financial statements, and gains more leverage from its selling organizations. Selling, general and administrative expenses are expected to decrease throughout 2008 to between 38% and 40% of revenues.
Net interest expense increased to $2.7 million for the fourth quarter of 2007.
Integra reported an effective GAAP income tax rate of 66.5% for the fourth quarter of 2007, which included the cumulative impact of certain non-recurring items on the 2007 reported tax rate (such as in-process research and development charge related to the IsoTis acquisition). The effective GAAP income tax rate for the full year 2007 was 44.3%. This unusually high tax rate adversely affected GAAP earnings per share for the quarter and year-ended December 31, 2007. The Company expects its effective income tax rate for the full year 2008 to be between 36% and 39%.
At December 31, 2007, cash totaled $57.3 million, and there were no outstanding borrowings under our $300 million revolving credit facility. In March 2008, the Company’s 2-1/2% Contingent Convertible Subordinated Notes (the “March 2008 Notes”) matured. Holders who converted their March 2008 Notes prior to maturity received the principal amount in cash and the net appreciation amount of the conversion feature in shares of Integra’s common stock. Approximately 768,000 new shares of common stock were issued and $120 million dollars in cash was paid in conjunction with the settlement of the March 2008 Notes. The Company borrowed $120 million under its credit facility to fund these repayments.
During the fourth quarter of 2007, the Company repurchased 500,000 shares of its common stock for an aggregate purchase price of $20.5 million. During full year 2007, we repurchased a total of 2.2 million shares of our common stock for $106.5 million. As of December 31, 2007, there was $54.5 million available for repurchases under our existing share repurchase authorization, which will expire on December 31, 2008.
The Company is updating its quarterly and full year 2008 revenues and earnings per share guidance previously provided on February 29, 2008. These estimates assume foreign currency exchange rates remain unchanged from current rates throughout 2008. In accordance with usual practice, expectations for 2008 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

In 2008, Integra anticipates approximately $3.7 million in acquisition-related charges from the IsoTis and Precise acquisitions. It also anticipates approximately $0.9 million in facility consolidation, manufacturing transfer and system integration charges related to various projects, including the consolidation of the Integra Pain Management business into Salt Lake City, continued transfer of certain regenerative product manufacturing to Puerto Rico and continued global implementation of an Oracle enterprise resource planning system. Finally, the Company anticipates $1.4 million charge for incremental audit, legal and bank fees related to the delayed financial statements.
In the future the Company may record, or expects to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that it will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
Quarterly and full-year revenues and earnings per share expectations are as follows:

		GAAP	Adjusted
	Revenues	Earnings Per	Earnings
Period	Guidance	Share	Per Share
	(in millions)	Guidance	Guidance

First Quarter 2008	*	$0.29 - $0.32	$0.39 - $0.42
Second Quarter 2008	$159 - $164	$0.43 - $0.46	$0.45 - $0.48
Third Quarter 2008	$156 - $161	$0.47 - $0.51	$0.48 - $0.52
Fourth Quarter 2008	$170 - $175	$0.68 - $0.73	$0.68 - $0.73

2008	*	$1.87 - $2.02	$2.00 - $2.15
* Previously reported revenue guidance for the first quarter of 2008, on February 29, 2008, was $150 million to $155 million. The Company expects first quarter 2008 revenues to be in excess of the street consensus and at or above the upper end of its previously reported guidance range. Previously reported guidance for the full year 2008 was $635 million to $655 million. The Company expects to update full year 2008 revenue guidance after reporting the first quarter.
On a quarterly basis, the Company expects to incur approximately $3.9 million, or $0.09 per share, of share-based compensation expense associated with FAS 123R in 2008. This non-cash compensation expense is reflected in both the GAAP and adjusted earnings per share guidance for 2008 provided above.
As previously reported in the Company’s periodic filings, Integra identified material weaknesses in its internal control over financial reporting related to (1) the complement of its personnel; (2) the accounts reconciliation; (3) the intercompany transactions; (4) the income tax accounts; and (5) the configuration, segregation of duties and access to key financial reporting applications. Remediation of these weaknesses had not yet been completed, and therefore these material weaknesses continued to exist as of December 31, 2007. While the Company has taken steps to remediate these material weaknesses and to strengthen its internal control processes and procedures, these material weaknesses delayed the review and approval of certain accounts, including without limitation, inventory, accounts receivable, accounts payable and intercompany accounts related to certain of its locations, its tax provision and deferred tax balance sheet accounts for the fourth quarter and full year 2007.

As a result of the ongoing material weaknesses and resources required to prepare its Annual Report on Form 10-K, the Company does not anticipate reporting its first quarter 2008 earnings results prior to the last week of May 2008. The Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is anticipated to be filed as soon as practicable thereafter.
The Company has scheduled a conference call for 9:00 AM EDT Monday, May 19, 2008, to discuss the results for the fourth quarter and full year 2007, forward-looking financial guidance, and the underlying business. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing 913-312-0863 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at http://www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay will be available through May 26, 2008 by dialing 719-457-0820 (PIN 4115546) or through the webcast accessible on our home page.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at http://www.Integra-LS.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margin on product revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R; the timing of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and the Company’s ability to remediate its material weaknesses. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the timing and amount of share-based awards granted to employees; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.

Discussion of Adjusted Financial Measures
Adjusted net income consists of net income excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) intangible assets impairment charges, (vi) charges related to restructuring our legal entities in Europe, (vii) charges or gains related to litigation matters or disputes, (viii) charges incurred in connection with the exchange offer of convertible notes and the termination of a related interest rate swap agreement, (ix) incremental audit, legal and/or bank fees related to the delayed closing of financial statements, and (x) the income tax expense/benefit related to these adjustments and the cumulative impact of changes in income tax rates and certain other infrequently occurring items that affected the reported income tax rate for the quarter and year-to-date period. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at http://www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

TOTAL REVENUES	$157,645	$125,394	$550,459	$419,297

COSTS AND EXPENSES
Cost of product revenues	62,426	51,445	214,674	168,314
Research and development	11,813	5,214	30,658	25,732
Selling, general and administrative	64,861	45,936	225,187	157,706
Intangible asset amortization	2,991	2,651	12,652	8,801

Total costs and expenses	142,091	105,246	483,171	360,553

Operating income	15,554	20,148	67,288	58,744

Interest income	1,174	201	3,552	2,194
Interest expense	(3,853)	(2,503)	(13,749)	(10,620)
Other income (expense), net	3,200	(178)	2,971	(2,010)

Income before income taxes	16,075	17,668	60,062	48,308

Income tax expense	10,693	7,537	26,591	18,901

Net income	5,382	10,131	33,471	29,407

Add back of after tax interest expense	2	2	10	2,254

Net income for diluted earnings per share	$5,384	$10,133	$33,481	$31,661

Diluted net income per share	$0.19	$0.34	$1.13	$0.97

Weighted average common shares outstanding for diluted net income per share	28,842	30,084	29,578	32,747

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Acquisition-related charges	6,831	903	9,701	12,093

Charges associated with convertible debt exchange offer				1,879

Charges associated with termination of interest rate swap				1,425

Employee termination and related costs	(131)	693	(160)	1,114

Facility consolidation, manufacturing and distribution transfer and system integration charges	328		1,106	717

Charges associated with discontinued or withdrawn product lines	550		2,006

Charges related to restructuring European legal Entities			335

Charges related to litigation matters or disputes			138

Intangible asset impairments			1,014

Incremental audit, legal and/or bank fees related to the delayed closing of financial statements	1,389		1,389

Income tax expense (benefit) related to above adjustments	(1,504)	(469)	(3,903)	(3,706)

Quarterly adjustment to income tax expense related to the cumulative impact of the changes in tax rates and certain infrequently occurring items (1)	2,756	1,246	1,996
(1) The above $2,756 and $1,996 reductions to income tax expense were made to reflect what the income tax expense would have been based upon a 37.7% effective income tax rate for 2007. The above $1,246 reduction to income tax expense was made to reflect what the income tax expense would have been based upon a 34% effective income tax rate for 2006. The adjusted effective income tax rate is the effective income tax rate that would have been reported after excluding certain infrequently occurring items from the reported tax rate.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP net income	$5,382	$10,131	$33,471	$29,407

Non-GAAP adjustments:

Acquisition-related charges (a)	6,831	903	9,701	12,093

Charges associated with convertible debt exchange offer (b)				1,879

Charges associated with termination of interest rate swap (c)				1,425

Employee termination and related costs (d)	(131)	693	(160)	1,114

Charges associated with discontinued or withdrawn product lines (e)	550		2,006

Charges related to restructuring European legal entities (f)			335

Facility consolidation, manufacturing and distribution transfer and system integration charges(g)	328		1,106	717

Charges related to litigation matters or disputes (h)			138

Intangible asset impairments (i)			1,014

Incremental audit, legal and/or bank fees related to the delayed closing of financial statements (j)	1,389		1,389

Income tax expense (benefit) related to above adjustments	(1,504)	(469)	(3,903)	(3,706)

Quarterly adjustment to income tax expense related to the cumulative impact of the changes in tax rates and certain infrequently occurring items	2,756	1,246	1,996

Total of non-GAAP adjustments	10,219	2,373	13,622	13,522

Adjusted net income	$15,601	$12,504	$47,093	$42,929
Add back of after tax interest expense(k)	2	2	10	2,254
Adjusted net income for diluted earnings per share	$15,603	$12,506	$47,103	$45,183

Weighted average common shares outstanding for diluted net income per share	28,842	30,084	29,578	32,747

GAAP diluted net income per share	$0.19	$0.34	$1.13	$0.97
Non-GAAP adjustments detailed above (per share)	$0.35	$0.08	$0.46	$0.41
Adjusted diluted net income per share	$0.54	$0.42	$1.59	$1.38

(a)
Q4 2007 — $2,042 recorded in cost of product revenues, $ 4,600 recorded in research and development. $189 recorded in selling general and administrative;
Q4 2006 — $628 recorded in cost of product revenues, $275 recorded in research and development.
FY 2007 — $4,238 recorded in cost of product revenues, $ 4,600 recorded in research and development. $189 recorded in selling general and administrative, $674 recorded in amortization of intangibles
FY 2006 — $4,640 recorded in cost of product revenues, $ 7,453 recorded in research and development

(b)	FY 2006 — $419 recorded in selling general and administrative, $1,460 recorded in interest expense

(c)	FY 2006 — all recorded in other income (expense)

(d)
Q4 2007 — $ 18 recorded in selling general and administrative, Negative $149 recorded in cost of product revenues;
Q4 2006 — $ 532 recorded in selling general and administrative, $161 recorded in cost of product revenues
FY 2007 — $6 recorded in cost of product revenues, Negative $166 recorded in selling general and administrative.
FY 2006 — $373 recorded in cost of product revenues, $39 recorded in research and development, $702 recorded in selling general and administrative

(e)	Q4 2007 — all recorded in cost of product revenues FY 2007 — $1,656 recorded in cost of product revenues, $350 recorded in total revenues.

(f)	FY 2007 — all recorded in selling general and administrative

(g)
Q4 2007 — $ 21 recorded in selling general and administrative, $307 recorded in cost of product revenues
FY 2007 — $765 recorded in cost of product revenues, $341 recorded in selling general and administrative.
FY 2006 — all recorded in cost of product revenues

(h)	FY 2007 — all recorded in selling general and administrative

(i)	FY 2007 — $848 recorded in cost of product revenues, $166 recorded in amortization of intangibles

(j)	all in selling general and administrative

Condensed Balance Sheet Data (in thousands):

	December 31,	December 31,
	2007	2006
Cash and marketable securities, including non-current portion	$57,339	$22,697
Accounts receivable, net	103,539	85,018
Inventory, net	144,535	94,387

Bank line of credit		100,000
Convertible securities, current	119,962	119,542
Convertible securities, non-current, and other long term debt	330,000	508

Stockholders’ equity	260,429	296,162

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	31-Mar-08		30-Jun-08
	Low	High	Low	High
GAAP net income	$8,490	$9,190	$12,450	$13,350

Non-GAAP adjustments:

Acquisition-related charges	3,210	3,210	270	270

Facility consolidation, manufacturing transfer and system integration charges	380	380	70	70

Incremental audit, legal and/or bank fees related to the delayed closing of financial statements	800	800	550	550

Income tax expense (benefit) related to above adjustments	(1,580)	(1,580)	(340)	(340)

Total of non-GAAP adjustments	2,810	2,810	550	550

Adjusted net income	$11,300	$12,000	$13,000	$13,900
Add back of after tax interest expense	3	3	3	3

Adjusted net income for diluted earnings per share	$11,303	$12,003	$13,003	$13,903

Weighted average common shares outstanding for diluted net income per share	28,900	28,900	29,100	29,100

GAAP diluted net income per share	$0.29	$0.32	$0.43	$0.46

Non-GAAP adjustments detailed above (per share)	$0.10	$0.10	$0.02	$0.02

Adjusted diluted net income per share	$0.39	$0.42	$0.45	$0.48

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	31-Aug-08		31-Dec-08
	Low	High	Low	High
GAAP net income	$13,680	$14,880	$20,120	$21,620

Non-GAAP adjustments:

Acquisition-related charges	180	180

Facility consolidation, manufacturing transfer and system integration charges	340	340	120	120

Income tax expense (benefit) related to above adjustments	(200)	(200)	(40)	(40)

Total of non-GAAP adjustments	320	320	80	80

Adjusted net income	$14,000	$15,200	$20,200	$21,700
Add back of after tax interest expense	3	3	3	3

Adjusted net income for diluted earnings per share	$14,003	$15,203	$20,203	$21,703

Weighted average common shares outstanding for diluted net income per share	29,400	29,400	29,700	29,700

GAAP diluted net income per share	$0.47	$0.51	$0.68	$0.73

Non-GAAP adjustments detailed above (per share)	$0.01	$0.01	$0.00	$0.00

Adjusted diluted net income per share	$0.48	$0.52	$0.68	$0.73

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-08
	Low	High
GAAP net income	$54,740	$59,040

Non-GAAP adjustments:

Acquisition-related charges	3,660	3,660

Facility consolidation, manufacturing transfer and system integration charges	910	910

Incremental audit, legal and/or bank fees related to the delayed closing of financial statements	1,350	1,350

Income tax expense (benefit) related to above adjustments	(2,160)	(2,160)

Total of non-GAAP adjustments	3,760	3,760

Adjusted net income	$58,500	$62,800
Add back of after tax interest expense	12	12

Adjusted net income for diluted earnings per share	$58,512	$62,812

Weighted average common shares outstanding for diluted net income per share	29,200	29,200

GAAP diluted net income per share	$1.87	$2.02

Non-GAAP adjustments detailed above (per share)	$0.13	$0.13

Adjusted diluted net income per share	$2.00	$2.15
IART-F
Source: Integra LifeSciences Holdings Corporation